EXHIBIT 1
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         This SHARING AGREEMENT (this "Agreement") is made as of March 8, 2002 by and between Iridian Asset Management LLC ("Iridian") and Franklin Mutual Advisers, LLC ("Franklin").

                                    RECITALS:

         WHEREAS, each of Iridian and Franklin is a beneficial owner of the common stock of ICN Pharmaceuticals, Inc. ("ICN"); and

         WHEREAS, Iridian and Franklin share an interest in maximizing the value of ICN's common stock;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Consultation on Purchases or Sales. Each of Iridian and Franklin shall consult with the other prior to any purchase or sale of any shares of ICN's common stock ("Shares"), and will promptly notify the other of any such purchase or sale, including the number of shares purchased or sold, the purchase or sales price, the date of the transaction and the manner in which the transaction was effected.

         2. Consultation on Voting. Each of Iridian and Franklin shall consult with the other prior to voting its respective Shares on any matter subject to a stockholder vote and shall notify the other regarding how any Shares have been voted.

         3. Schedule 13D Filings.

         (a) Franklin acknowledges that (i) Iridian and certain affiliated persons have filed a Statement on Schedule 13G with the Securities and Exchange Commission ("SEC") with respect to their beneficial ownership of Shares, (ii) as a result of this Agreement and other matters, Iridian and such affiliated persons will be filing a Statement on Schedule 13D with the SEC with respect to their beneficial ownership of Shares and (iii) as a result of the agreements set forth herein, Franklin may be deemed to be a member of a group with Iridian and such affiliated persons for purposes thereof.

         (b) Franklin agrees to file separately or join with Iridian and such other persons in filing any Statement on Schedule 13D or amendment thereto as may be required by law (each, a "Schedule 13D Filing").

         (c) Each of Iridian and Franklin agrees to provide to the other (and to cause any other persons with whom it has made or will make a Schedule 13D Filing to provide to the other) all information necessary to effect any Schedule 13D Filing.

         (d) Each of Iridian and Franklin agrees to consult with the other prior to adopting any plans or proposals which relate to or would result in any of the actions required to be set forth in parts (a) through (j) of Item 4 of Schedule 13D.

         4. Sharing of Expenses. Effective from and after the date hereof and unless and until this agreement is terminated by either party hereto (hereinafter, the "Term"), each of the parties hereto agrees to pay its "Proportionate Share" (as defined below) of any expenses reasonably incurred by either party hereto in connection with the parties' investment in Shares and the parties' joint efforts made to maximize the value thereof (collectively, "Expenses"), including, without limitation: (i) legal expenses incurred in connection with Schedule 13D Filings and any other filings with the SEC, legal and other expenses incurred in connection with communications with ICN, its stockholders or other persons interested in ICN (such as printing, mailing, telephone, travel and related costs), and fees or expenses of proxy solicitors, accountants, consultants or other third parties ("Third Party Expenses"); (ii) Indemnifiable Expenses; and (iii) Contribution Expenses (as such capitalized terms are hereinafter defined); provided, however, that no party hereto shall be obligated to pay its Proportionate Share of any Third Party Expense unless, prior to incurrence of any such Expense, the nature of, and reasons for, incurrence of such Expense shall have been discussed between the parties hereto and approved by the party to be so obligated. Each of the parties will promptly upon request reimburse the other party for its "Proportionate Share" of any Expenses paid or advanced by such other party. Unless otherwise agreed, each party shall account to the other party for Expenses paid or advanced during any month prior to the conclusion of the immediately following month.

         For purposes hereof, the following terms shall have the following meanings:

         "Proportionate Share" of each party hereto shall mean, with respect to any Expenses, a fraction, the numerator of which is equal to the number of Shares beneficially owned by such party on the earlier to occur of (i) the last day of the calendar month in which such Expenses were incurred or (ii) the day this Agreement is terminated in accordance with paragraph 7 hereof and the denominator of which is the aggregate number of Shares beneficially owned by both parties as of such date.

         "Indemnifiable Expenses" shall mean all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in any settlement by a party hereto and approved in advance by the other, such approval not to be unreasonably withheld) actually incurred or suffered by either party hereto in connection with any present or future threatened, pending or contemplated investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, "Indemnifiable Litigation"), to which either of the parties hereto is made a party or is threatened to be made a party by reason of any action or inaction taken or omitted in connection with the ownership of ICN common stock, including any efforts to maximize the value thereof. Notwithstanding anything to the contrary contained herein, a party hereto shall not have any obligation to indemnify or hold harmless the other for any Indemnifiable Expense arising out of such other party's fraud, willful misconduct or gross negligence. For purposes of paragraphs 4 and 6 "willful misconduct" shall include, but not be limited to,
(i) an intentionally untrue statement of a material fact, or (ii) an intentional omission to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, in each case, as such material facts are required to be disclosed under applicable state or federal securities laws.

         5. Notice of Claims for Expenses. Each party hereto seeking to be paid a portion of any Indemnifiable or Contribution Expenses by the other party shall give the other party hereto notice in writing as soon as practicable of any claim made against it for which indemnification will or could be sought under this agreement. No failure to give such notice shall relieve any party hereto from any obligation to pay Indemnifiable or Contribution Expenses hereunder, except to the extent such failure shall materially and adversely affect and prejudice the other party hereto.

         6. Cooperation; Contribution. The parties shall jointly cooperate in the defense of any Indemnifiable Litigation. In the event that a party's right to indemnification as provided herein is for any reason not available or insufficient to hold such party harmless to the extent provided herein, the parties hereto agree to contribute to the aggregate expense, liability or loss (including legal or other expenses reasonably incurred in connection with investigating or defending the same) involved in proportion to their respective Proportionate Shares ("Contribution Expense"). Each of the parties hereto agrees that it would not be just and equitable if contribution were determined by any other method of allocation. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to contribution for any Contribution Expense from the other for any liability or expenses arising out of such party's fraud, willful misconduct or gross negligence.

         7. Termination. Either party may terminate this Agreement at any time by delivering a written notice of termination to the other party. Notwithstanding any such termination, the provisions of paragraphs 4, 5 and 6 will survive termination of this Agreement as to any Expenses incurred or claims asserted with respect to periods ending on or prior to the date of its termination. Upon a termination of this Agreement by either party, the parties, except as provided under this paragraph 7, shall have no further obligation to the other.

         8. Entire Agreement. This Agreement is the only agreement between the parties hereto with respect to the subject matter hereof. Nothing in this Agreement shall be construed or be deemed to create a partnership, joint venture or similar relationship among the parties hereto and the only obligations of the parties to one another hereunder shall be as expressly set forth herein.

         10. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original instrument, and shall together constitute one and the same agreement.

         11. Governing Law. This Agreement shall be governed by the laws of the State of New York without regard to the principles thereof regarding the conflict or choice of law.

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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                               IRIDIAN ASSET MANAGEMENT LLC



                               By: /s/ David L. Cohen
                                   --------------------------------
                                    Name:  David L. Cohen
                                    Title:  Principal


                               FRANKLIN MUTUAL ADVISERS, LLC



                               By: /s/ Bradley Takahashi
                                   --------------------------------
                                    Name:  Bradley Takahashi
                                    Title:  Assistant Vice President